Exhibit 10(a)23

FOURTH AMENDMENT TO THE SOUTHERN COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
WHEREAS, the Board of Directors of Southern Company Services, Inc. heretofore established and adopted The Southern Company Supplemental Executive Retirement Plan, as amended and restated effective June 30, 2016 (the “Plan”);
WHEREAS, under Section 6.2 of the Plan, the Benefits Administration Committee (the “Committee”) may amend the Plan, provided the amendment either (a) does not involve a substantial increase in cost to any Affiliated Employer, or (b) is necessary, proper, or desirable in order to comply with applicable laws or regulations enacted or promulgated by any federal or state governmental authority; and
WHEREAS, the Committee, in its settlor capacity, desires to amend the Plan to (i) provide for cessation of active participation for employees of Southern Power Company who are no longer Employees due to the divestiture that has occurred or will occur during 2018; and (ii) provide for full vesting for Southern Power Company Participants and transfer of their benefits to the buyer’s nonqualified plan.
NOW, THEREFORE, pursuant to resolutions adopted on October 22, 2018, the Committee herby amends the Plan as follows, effective as specified herein:
1.
Effective December 4, 2018, the Plan is hereby amended by adding a new Section 4.3 to read as follows:
4.3    Provisions Regarding Divestitures.
(a)    Southern Power Company.

(1)
Cessation of Participation. Effective as of December 4, 2018, Participants who cease to be Employees due to the sale of Southern Power Company’s equity interests in Southern Company – Florida LLC (holding the Stanton Facility) and Southern Company – Oleander LLC (holding the Oleander Facility) will cease to be eligible to actively participate in the Plan.

(2)
Vesting Acceleration. Effective as of December 4, 2018, Participants who cease to be Employees due to the sale of Southern Power Company’s equity interests in Southern Company – Florida LLC (holding the Stanton Facility) and Southern Company – Oleander LLC (holding the Oleander Facility) will be deemed to be fully vested for all purposes hereunder.

(3)	Spinoff to Buyer’s Plan. Effective as of December 4, 2018, all liabilities for the payment of benefits accrued under the Plan with respect to Participants who cease to be Employees due to the sale of Southern Power Company’s equity interests in Southern Company – Florida LLC (holding the Stanton Facility) and Southern Company – Oleander LLC (holding the Oleander Facility) will be transferred to one or more nonqualified deferred compensation plans maintained by NextEra Energy, Inc.
2.
Except as amended herein by this Fourth Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Committee, through its duly authorized representative, has adopted this Fourth Amendment to The Southern Company Supplemental Executive Retirement Plan, as amended and restated as of June 30, 2016, this 7th day of December, 2018.

BENEFITS ADMINISTRATION COMMITTEE
By:	/s/James M. Garvie
Name:	James M. Garvie
Its:	Chairperson

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